SEVERANCE AGREEMENT AND MUTUAL RELEASE

          This Severance Agreement and Mutual Release ("Agreement") is made and entered into by and between Barry S. Howe ("Howe") and Electronic Sensor Technology, Inc., a Nevada corporation (together with its subsidiaries, collectively, "EST").

                                    RECITALS

          A. Howe is an employee of EST, the President and Chief Executive Officer of EST (the "Offices"), and a director of EST ("Director").

          B. Concurrent with the execution and delivery of this agreement, Howe will voluntarily resign (i) his employment with EST, (ii) from the Offices and (iii) as a Director (collectively, the "Resignations").

          C. Howe and EST desire to settle fully and finally any and all issues, claims, causes of action, concerns, and differences between them.

                                      TERMS

          NOW, THEREFORE, IN CONSIDERATION of the covenants and promises herein contained and other good and valuable consideration, and to avoid unnecessary litigation, it is agreed by and between the parties as follows:

          1. EST and Howe agree that the Resignations shall become effective as of July 25, 2008 (the "Effective Date").

          2. On the Effective Date, EST will pay Howe (i) all accrued salary and accrued and unused vacation time, in each case through the Effective Date, totaling Three Thousand Five Hundred Fifty-Seven and 69/00 Dollars ($3,557.69) of accrued salary, and Twelve Thousand Three Hundred Fifty-Eight and 53/00 Dollars ($12,358.53) for accrued and unused vacation time
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and (ii) a total of Eighty-Two Thousand One Hundred Seventy and 83/00 Dollars
($82,170.83), which is the equivalent of 5.33 months of Howe's salary, as severance.

          3. Howe agrees not to file any claim or seek to pursue any claims which Howe has or claims to have against EST, its officers, its directors or its shareholders (the "EST Parties") regarding events that have occurred as of or prior to the date of this Agreement, including, but not limited to, any and all claims against the EST Parties related or in any manner incidental to Howe's employment with EST, or the cessation of his employment therefrom, or any discrimination or harassment he may claim to have encountered in connection therewith.

          4. Howe represents that he has not filed any complaints, claims, or actions against the EST Parties with any state, federal, or local agency or court, and that, unless EST fails to perform its obligations under this Agreement, he will not do so at any time hereafter and that if any agency or court assumes jurisdiction of any complaint, claim, or action against any EST Party on behalf of Howe, he will direct that agency or court to withdraw from or dismiss with prejudice the matter.

          5. Concurrent with the execution of this Agreement, Howe agrees to return to EST, at EST's offices, all property and information, if any, held by Howe as a result of his employment with EST.

          6. Except for the failure of a party to perform his or its obligations under this Agreement, each of Howe and EST waives all rights he or it may have under California Civil Code section 1542. Section 1542 provides as follows:

          "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

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          7.   By waiving the provisions of California Civil Code section 1542, each of Howe and EST hereby irrevocably and unconditionally releases and forever discharges the other, and each of its shareholders, directors, officers, employees (individually or in their representative capacities), representatives, heirs, and their successors and assigns, and all persons acting by, through, under, or in concert with any of them from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, whether in tort, contract, or otherwise, known or unknown, suspected or unsuspected (hereinafter referred to as "claim" or "claims") which Howe or EST, as the case may be, at any time heretofore has or claims to have against EST or Howe, respectively, regarding events that have occurred on or prior to the date of this Agreement, including, but not limited to any and all claims related to or in any manner incidental to Howe's employment with EST, the cessation of Howe's employment with EST, and any discrimination or harassment he may claim to have encountered in connection therewith, including, but not limited to, that under the Age Discrimination in Employment Act of 1967 (29 U.S.C. Sections 621, et seq.), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974 (except any valid claim to recover vested benefits, if applicable), any applicable Executive Order program, and their state and local counterparts, including, without limitation, the California Fair Employment and Housing Act or any other federal, state or local law, rule, regulation, constitution or ordinance, or under any public policy or common law or arising under any practices or procedure of EST. For the avoidance of doubt, neither party is waiving any rights or claims he or it may have against the other party for breach of his or its, as the case may be, obligations under this Agreement.

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          8.   The parties understand the word "claims" to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically, but not exclusively, all claims against the other party and against any of the other party's shareholders, directors, officers, employees (individually or in their representative capacities), representatives, heirs, and their successors and assigns, arising out of Howe's employment with EST, the cessation of his employment with EST, and any discrimination or harassment he may claim to have encountered in connection with his employment with EST. All such claims (including related attorneys' fees and costs), other than those arising as a result of a breach (or alleged breach) of a party's obligations under this Agreement, are forever barred by this Agreement without regard to whether those claims are based on any alleged breach of a duty arising in contract or tort; any alleged unlawful act, including, without limitation, employment discrimination; any other claim or cause of action; and regardless of the forum in which it might be brought.

          9. Howe understands and agrees that he has twenty-one (21) days within which to consider this Agreement before executing it, whether or not he has taken that time.

          10. Each of Howe and EST understands and agrees that he or it has been advised to consult with an attorney concerning the terms of this Agreement and that he or it, as the case may be, has done so to the extent that he or it, as the case may be, deems necessary.

          11. Each of Howe and EST understands and agrees that he or it, as the case may be, has carefully read and fully understands all of the provisions of this Agreement.

          12. Each of Howe and EST understands and agrees that he or it, as the case may be, is, through this Agreement, releasing the other party from any and all claims he or it, as the case may be, may have against the other party (other than claims arising as a result of the breach (or alleged breach) of this Agreement by the other party), that he or it, as the case may be,

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knowingly and voluntarily agrees to all of the terms set forth in this
Agreement, and that he or it, as the case may be, knowingly and voluntarily intends to be legally bound by this Agreement.

          13. The parties have conducted such investigation of the facts underlying this Agreement and the terms of this Agreement as they see fit.

          14. Howe understands and agrees that he has a full seven (7) days following the execution of this Agreement to revoke this Agreement and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired. Howe's revocation shall be made by notifying the EST in writing of his decision to revoke. The revocation, along with all amounts paid to Howe on the Effective Date as severance, must be personally delivered to Teong Lim at EST's offices located at 1077 Business Center Circle, Newbury Park, California 91320. Howe understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. Sections 621 et seq.) that may arise after the date of this Agreement is executed are not waived.

          15. This Agreement and compliance with this Agreement shall not be construed as an admission by either party of any liability whatsoever, or as an admission by either party that it violated the rights of the other, or any person, or violation of any order, law, statute, duty, or contract whatsoever against either party or any other person. EST specifically disclaims any liability to Howe or any other person for any alleged violation of the rights of Howe or any person, or for any alleged violation of any order, law statute, duty, or contract on the part of EST, its employees or agents or related companies or their employees or agents.

          16. Howe acknowledges that he has acquired knowledge of information relating to the confidential affairs of EST, including, but not limited to, technical information, intellectual property, business and marketing plans, strategies, customer information, supplier information,

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sales representative information, distributor information, process material, methodologies, technical materials, manuals and strategic options and models (collectively, "Confidential Information"). Howe agrees that he (i) will hold inviolate, keep secret and will not divulge, transmit or otherwise disclose the Confidential Information (except as legally compelled by court order, and then only to the extent required, after prompt notice to EST of any such order), directly or indirectly, without the prior written consent of EST, and (ii) will not use, directly or indirectly, any Confidential Information.

          17. Howe shall not take any action to disparage or criticize EST, its products or the employees, officers, directors, shareholders or customers of EST or to engage, directly or indirectly, in any other action that injures or hinders the business of EST, including, without limitation, the solicitation of employees, customers, suppliers, sales representatives or distributors of EST or its products. EST shall not, and shall not permit any of its officers, directors or employees to, take any action to disparage or criticize Howe.

          18. In the event of the breach or threatened breach of paragraph 16 of this Agreement by Howe or paragraph 17 of this Agreement by Howe or EST, Howe and EST each acknowledges that the other would have no adequate remedy at law and, in the event of such breach by Howe or EST, the other would be irreparably harmed and shall, therefore, be entitled to injunctions, both preliminary and final, enjoining and restraining such breach or threatened breach. Such remedies shall be in addition to all other remedies available at law or in equity, including the right of each of Howe and EST to receive from the other any and all damages that may be sustained as a result of such breach of contract.

          19. Each of Howe and EST acknowledges that paragraph 6.1 of the Bylaws of EST states as follows:

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          Indemnification.

          The Corporation shall indemnify its officers and directors to the fullest extent permitted by law; provided, however, that the Corporation shall only be required to indemnify its officers and directors in connection with any action, suit or proceeding initiated by such officer(s) or director(s) if such action, suit or proceeding was authorized by the Board of Directors. The Corporation may, in the discretion of the Board of Directors, indemnify its employees, agents and those persons serving in any other capacity for or on behalf of the Corporation to the fullest extent permitted by law.

          20. Each of Howe and EST represents and acknowledges that in executing this Agreement, he or it, as the case may be, does not rely and has not relied upon any representation or statement made by the other party or by any of the other party's shareholders, directors, officers, employees or representatives with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.

          21. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and upon their respective heirs, administrators, representatives, executors, successors, and assigns. Howe expressly warrants that he has not and will not transfer to any person or entity any rights, causes of action, or claims released in this Agreement.

          22. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

          23. This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof.

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          24.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of California.

          PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.


Dated: July 25, 2008                /s/ Barry S. Howe
                                    --------------------------------------------
                                    Barry S. Howe


Dated: July 25, 2008                ELECTRONIC SENSOR TECHNOLOGY, INC.


                                    By: /s/ Teong C. Lim
                                        ----------------------------------------
                                    Name:  Teong C. Lim
                                    Title: President and Chief Executive Officer

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